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Exhibit 99.1

Viad Corp Reports 2018 Third Quarter Results

Consolidated Revenue Grew 5.6%

GES Continued to Deliver Base Same-Show Growth

Pursuit Delivered Organic Revenue Growth of 7.3% Despite Impact of Fires

PHOENIX, October 25, 2018 -- Viad Corp (NYSE: VVI) today announced third quarter 2018 results that were stronger year-over-year but slightly below prior guidance.  Consolidated revenue grew 5.6% and income before other items increased 28.5%.  Net income attributable to Viad declined primarily due to impairment recoveries of $17.8 million, after-tax, received during the 2017 third quarter related to the Mount Royal Hotel fire.

Steve Moster, president and chief executive officer, commented, “Our income before other items of $1.72 per share was up significantly from the 2017 third quarter driven largely by positive show rotation and same-show growth at GES, as well as continued strength at Pursuit.  While both GES and Pursuit posted year-over-year increases, Pursuit’s growth was hampered by forest fires that negatively affected visitation. Additionally, at GES, sales of shorter lead time projects came in below our targets for the quarter. Overall, we remain encouraged by the underlying fundamentals of our businesses and our continued progress against key strategic goals to enhance shareholder value.”

	Q3 2018	Q3 2017	y-o-y Change
$ in millions, except per share data
Revenue	$358.2	$339.1	5.6%
Organic Revenue*	361.5	339.1	6.6%

Net Income Attributable to Viad	$37.4	$44.7	-16.3%
Income Before Other Items*	35.0	27.3	28.5%
Income Before Other Items per Share*	1.72	1.33	29.3%

Adjusted Segment Operating Income*	$57.0	$48.4	17.8%
Adjusted Segment EBITDA*	73.1	64.1	14.0%

•	Revenue of $358.2 million increased 5.6% ($19.1 million) year-over-year, or 6.6% ($22.4 million) on an organic basis (which excludes the impact of exchange rate variances).
o	The organic revenue increase primarily reflects positive show rotation of $28 million at GES.
o	Exchange rate variances had an unfavorable impact of $3.4 million.
•

Adjusted segment operating income, adjusted segment EBITDA and income before other items increased compared to the prior year quarter primarily due to the increase in revenue as well as a reduction in performance-based incentives.

GES Results

Moster said, “GES delivered solid same-show revenue growth of 5.3% and strong performance from non-annual events during the third quarter.  We also continued to have success leveraging our full suite of services, including audio-visual production, to win new business in the corporate event space.

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* Refer to Table Two of this press release for a discussion and reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.

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However, as a result of lower than expected short-term bookings, overall revenue growth was below our expectations. Looking ahead, we remain committed to our strategic goals aimed at expanding in higher-margin areas of the live events market and we are optimistic about our future growth prospects.”

	Q3 2018	Q3 2017	y-o-y Change
$ in millions
Revenue	$246.1	$232.1	6.0%
U.S. Organic Revenue*	191.7	184.8	3.8%
International Organic Revenue*	57.6	54.0	6.5%

Adjusted Segment Operating Income (Loss)*	$1.2	$(5.5)	**
Adjusted Segment Operating Margin*	0.5%	(2.4)%	290 bps

Adjusted Segment EBITDA*	$10.6	$3.9	**
Adjusted Segment EBITDA Margin*	4.3%	1.7%	260 bps

Key Performance Indicators:
U.S. Base Same-Show Revenue Growth(1)			5.3%
U.S. Show Rotation Revenue Change (approx.)(2)			$19
International Show Rotation Revenue Change (approx.)(2)			$9

** Change is greater than 100%.

(1)

Base same-shows are defined as shows produced by GES out of the same city during the same quarter in both the current year and prior year.  Base same-shows represented 29.1% of GES’ U.S. organic revenue during the 2018 third quarter.

(2)	Show rotation refers to shows that take place once every two, three or four years, as well as annual shows that change quarters from one year to the next.

•	GES revenue of $246.1 million increased 6.0% ($14.0 million) year-over-year. On an organic basis, which excludes the impact of exchange rate variances, revenue increased 6.3% ($14.7 million).
o

U.S. organic revenue increased 3.8% ($6.9 million) primarily due to positive show rotation of approximately $19 million and base same-show growth of 5.3%, partially offset by nonrecurring business produced in the 2017 third quarter.

o

International organic revenue increased 6.5% ($3.5 million) primarily due to positive show rotation of approximately $9 million, partially offset by nonrecurring business produced in the 2017 third quarter.

•	GES adjusted segment operating income of $1.2 million* increased $6.7 million year-over-year, and $6.7 million on an organic basis.
o	U.S. organic adjusted segment operating income increased by $5.0 million to $2.3 million* primarily due to a reduction in performance-based incentives and the increase in revenue.
o	International organic adjusted segment operating results improved by $1.8 million to a loss of $1.1 million* primarily due to a reduction in performance-based incentives and the increase in revenue.

Pursuit Results

Moster said, “Pursuit delivered third quarter organic revenue growth of 7.3% despite forest fires that affected tourism in Banff, Jasper and Glacier National Parks. Poor air quality and visibility due to smoke resulted in lower year-on-year passenger volumes at our attractions and reduced occupancy at certain hospitality properties near Glacier National Park.  However, our team did a great job with revenue management efforts to capture higher same-store revenue per passenger and RevPAR. Looking ahead,

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* Refer to Table Two of this press release for a discussion and reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.

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we are very excited about the many organic growth projects that are in progress and expected to open in 2019.  We remain committed to driving unforgettable and inspiring guest experiences across all of our iconic destinations.”

	Q3 2018	Q3 2017	y-o-y Change
$ in millions
Revenue	$112.1	$107.0	4.7%
Organic Revenue*	114.7	107.0	7.3%

Adjusted Segment Operating Income*	$55.8	$53.9	3.6%
Adjusted Segment Operating Margin*	49.8%	50.4%	-60 bps

Adjusted Segment EBITDA*	$62.5	$60.2	3.7%
Adjusted Segment EBITDA Margin*	55.8%	56.3%	-50 bps

Key Performance Indicators:
Same-Store RevPAR(1)	$203	$198	2.5%
Same-Store Room Nights Available(1)	107,696	108,015	-0.3%
Same-Store Passengers(2)	1,333,204	1,361,934	-2.1%
Same-Store Revenue per Passenger(2)	$45	$42	7.1%

(1)

Same-store RevPAR is calculated as total rooms revenue divided by the total number of room nights available for all comparable Pursuit properties during the periods presented, expressed on a constant currency basis.  Comparable properties are defined as those owned by Viad and operating for the entirety of both periods.  Accordingly, the measures shown above do not include the Mount Royal Hotel, which was closed during 2017 due to fire damage.

(2)

Same-store revenue per passenger is calculated as total attractions revenue divided by the total number of passengers for all comparable Pursuit attractions, expressed on a constant currency basis.  Comparable attractions are defined as those owned by Viad for the entirety of both periods.

•

Pursuit revenue of $112.1 million increased 4.7% ($5.1 million) year-over-year. On an organic basis, which excludes the impact of exchange rate variances, revenue increased 7.3% ($7.8 million) primarily driven by the re-opening of the Mount Royal Hotel, combined with our revenue management efforts across our attractions and hospitality properties.

•

Pursuit adjusted segment operating income of $55.8 million* increased 3.6% ($1.9 million). Organic adjusted segment operating income of $57.3 million* increased $3.4 million primarily due to the increase in revenue.

Cash Flow / Capital Structure

•	Our cash flow from operations was $70.2 million for the 2018 third quarter.
•	Our capital expenditures for the quarter totaled $21.5 million, comprised of $15.8 million for Pursuit, and $5.7 million for GES.
•

Our return of capital totaled $2.0 million for the quarter (which represented quarterly dividend of $0.10 per share). Viad had 265,449 shares remaining under its current repurchase authorization at September 30, 2018.

•	Our debt payments (net) totaled $40.5 million for the quarter.
•	Our cash and cash equivalents totaled $55.5 million, our debt totaled $200.8 million and our debt-to-capital ratio was 29.6% at September 30, 2018.

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* Refer to Table Two of this press release for a discussion and reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.

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•

On October 24, 2018, we amended and restated our credit agreement to provide additional debt capacity through 2023.  The amendment replaced our $175 million revolving credit facility, $125 million term loan and $100 million accordion feature with an expanded $450 million revolving credit facility and $250 million accordion feature.

Business Outlook

Our guidance is subject to change as a variety of factors, identified in the safe harbor language at the end of this press release, can affect actual results.

We have provided the following forward-looking non-GAAP financial measures:  Adjusted Segment EBITDA, Adjusted Segment Operating Income and Income Before Other Items. We do not provide quantitative reconciliations of these forward-looking non-GAAP financial measures to their most directly comparable GAAP financial measures because, due to variability and difficulty in developing accurate projections and/or certain information not being ascertainable or accessible, not all of the information necessary to do so is available to us without unreasonable effort. Consequently, any attempt to disclose such reconciliations would imply a degree of precision that could be confusing or misleading to investors. It is probable that our forward-looking non-GAAP financial measures may be materially different from the corresponding GAAP financial measures.

2018 Full Year Guidance

Moster said, “We continue to drive solid performance in key areas like same show growth and corporate event wins at GES, and same-store growth at Pursuit. However, revenue challenges in certain areas have caused us to reduce our full year expectations for 2018.  For Pursuit, our revised outlook reflects the fire impact on our third quarter results, partially offset by cost-reduction actions during the fourth quarter.  For GES, our revised outlook reflects a lower level of short-term booking revenue, which is based on our third quarter experience and our current sales pipelines for the fourth quarter, as well as a reduction in performance-based incentives.  I remain encouraged by the progress we are making against our strategic growth goals for both GES and Pursuit and the positive results we are seeing in key areas.  We also have an active acquisition pipeline, in addition to many organic projects in progress that will bolster Pursuit’s growth during 2019 and beyond.”

•

We expect consolidated revenue to decrease at a low single-digit rate from 2017 full year revenue, driven primarily by negative show rotation of $35 million to $40 million at GES, partially offset by continued growth in the underlying business.

•

We expect consolidated adjusted segment EBITDA to be in the range of $146.5 million to $150.5 million, as compared to $154.2 million* in 2017.  This guidance range reflects a reduction from our prior guidance of $154.5 million to $158.5 million primarily due to lower short-term booking revenue at GES, as well as the impact of fires on Pursuit’s peak operating season.

•

Our guidance assumes that exchange rates during the rest of 2018 will approximate $0.77 U.S. Dollars per Canadian Dollar and $1.30 U.S. Dollars per British Pound.  As compared to 2017, we expect exchange rate variances to impact 2018 full year results as follows:

	Viad Total	GES	Pursuit
	$ in millions, except per share data
Revenue	$7.0	$8.5	$(1.5)
Adjusted Segment Operating Income	$(1.5)	$—	(1.5)
Income per Share Before Other Items	$(0.05)

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* Refer to Table Two of this press release for a discussion and reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.

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•	The outlook for our business units is as follows:

	GES	Pursuit
$ in millions
Revenue	Down low-single digits (from $1,133 in 2017)	Up mid- to high-single digits (from $174 in 2017)
Adjusted Segment EBITDA	$78.5 to $81.5 (vs. $88.2* in 2017)	$67.5 to $69.5 (vs. $66.0* in 2017)
Depreciation & Amortization	$38 to $39	$18.5 to $19.5
Adjusted Operating Income	$40 to $43 (vs. $50.9* in 2017)	$48.5 to $50.5 (vs. $48.4* in 2017)
Capital Expenditures	$28 to $31	$59 to $62 (inclusive of $19 for the Mount Royal Hotel and $10 for FlyOver Iceland)

o

We expect GES show rotation to have a net negative impact on full year revenue of $35 million to $40 million versus 2017.  Show rotation refers to shows that occur less frequently than annually, as well as annual shows that shift quarters from one year to the next.

	Q1 Act.	Q2 Act.	Q3 Act.	Q4 Est.	FY Est.
Show Rotation Revenue ($ in millions)	$(56)	$(15)	$28	$5	$(35) to $(40)
o	We expect GES U.S. base same-show revenue to increase at a low single digit rate.
o	During the 2017 third quarter, GES adjusted segment EBITDA and adjusted segment operating income included income of $2.8 million related to a contract settlement, which will not recur in 2018.
o

We expect Pursuit revenue to be favorably impacted by approximately $4.5 million from the re-opening of the Mount Royal Hotel in July 2018, as well as continued focus on revenue management and refresh efforts across our attraction and hospitality portfolio.

o

We expect start-up costs related to the development of Pursuit’s FlyOver Iceland attraction, which is expected to open in 2019, to approximate $1 million during 2018 ($0.8 million of which was incurred during the first nine months of 2018).  These costs are not included in the adjusted segment EBITDA or adjusted segment operating income guidance ranges above.

o

Our capital expenditure guidance for Pursuit includes approximately $19 million invested to complete the restoration and renovation of the Mount Royal Hotel and approximately $10 million for the development of the FlyOver Iceland attraction. The Mount Royal Hotel expenditures were funded primarily by the property insurance proceeds received during 2017.  The FlyOver Iceland expenditures are being funded primarily out of our 2017 capital contribution relating to the FlyOver Iceland attraction.

•	We expect corporate activities expense to approximate $10 million to $11 million, inclusive of $0.4 million of acquisition-related costs incurred during the nine months ended September 30, 2018.
•

We expect our effective tax rate on income before other items to approximate 29%, which is based on our current best estimates regarding the impact of Tax Reform. The higher rate relative to the 21% U.S. federal corporate tax rate is due to our foreign earnings in higher rate jurisdictions, the increase in non-deductible expenses, and an increase in our effective state tax rate.

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* Refer to Table Two of this press release for a discussion and reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.

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2018 Fourth Quarter Guidance

			2018 Guidance
	2017		Low End	High End		FX Impact(1)
	$ in millions, except per share data
Revenue:
GES	$263.0		$267.0	to	$277.0	$(1.0)
Pursuit	14.3		14.5	to	16.5	(0.5)
Adjusted Operating Income (Loss):
GES	$2.3	*	$9.0	to	$12.0	$—
Pursuit	(5.5)	*	(6.0)	to	(4.0)	—

Income (Loss) per Share Before Other Items	$(0.26)	*	$(0.11)	to	$0.04	$—

(1)	FX Impact represents the expected effect of year-over-year changes in exchange rates that is incorporated in the low end and high end guidance ranges presented.
•

We expect GES fourth quarter revenue to increase primarily due to positive show rotation revenue of approximately $5 million. We expect the growth in GES operating income to be driven by lower expenses, including performance-based incentives, as well as the increase in revenue.

•

We expect Pursuit fourth quarter results to increase primarily due to the re-opening of the Mount Royal Hotel and continued focus on revenue management and refresh efforts across our attraction and hospitality portfolio.

Conference Call and Web Cast

We will hold a conference call with investors and analysts for a review of third quarter 2018 results on Thursday, October 25, 2018 at 5:00 p.m. (ET). To join the live conference, call (877) 917-8933, passcode “Viad”, or access the webcast through Viad’s Web site at www.viad.com. A replay will be available for a limited time at (866) 396-6279 (no passcode required) or visit the Viad Web site and link to a replay of the webcast.

About Viad

Viad (NYSE: VVI) generates revenue and shareholder value through two business units: GES and Pursuit. GES is a global, full-service live events company offering a comprehensive range of services to the world's leading brands and event organizers. Pursuit is a collection of inspiring and unforgettable travel experiences in Alaska, Glacier National Park, Banff, Jasper and Vancouver that includes attractions, lodges and hotels, and sightseeing tours that connect guests with iconic places. Viad is an S&P SmallCap 600 company. For more information, visit www.viad.com

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* Refer to Table Two of this press release for a discussion and reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.

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Contacts

Sajid Daudi or Carrie Long

Investor Relations

(602) 207-2681

ir@viad.com

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words, and variations of words, such as “will,” “may,” “expect,” “would,” “could,” “might,” “intend,” “plan,” “believe,” “estimate,” “anticipate,” “deliver,” “seek,” “aim,” “potential,” “target,” “outlook,” and similar expressions are intended to identify our forward-looking statements. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.  These forward-looking statements are not historical facts and are subject to a host of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those in the forward-looking statements.

Important factors that could cause actual results to differ materially from those described in our forward-looking statements include, but are not limited to, the following:

•	our ability to successfully integrate and achieve established financial and strategic goals from acquisitions;
•	our dependence on large exhibition event clients;
•	the importance of key members of our account teams to our business relationships;
•	the competitive nature of the industries in which we operate;
•	travel industry disruptions;
•	transportation disruptions and increases in transportation costs;
•	seasonality of our businesses;
•	terrorist attacks, natural disasters and other catastrophic events;
•	fluctuations in general economic conditions;
•	the impact of recent U.S. tax legislation;
•	our exposure to currency exchange rate fluctuations;
•	our multi-employer pension plan funding obligations;
•	our exposure to labor cost increases and work stoppages related to unionized employees;
•	our exposure to cybersecurity attacks and threats;
•	compliance with laws governing the collection, storage, handling and transfer of personal data and our exposure to legal claims and fines for data breaches or improper handling of such data;
•	unanticipated delays and cost overruns of our capital projects, and our ability to achieve established financial and strategic goals of such projects;
•	adverse effects of show rotation on our periodic results and operating margins;
•	the effects of the United Kingdom’s exit from the European Union; and
•	liabilities relating to prior and discontinued operations.

For a more complete discussion of the risks and uncertainties that may affect our business or financial results, please see Item 1A, “Risk Factors,” of our most recent annual report on Form 10-K filed with the SEC. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this press release except as required by applicable law or regulation.

# # #

VIAD CORP AND SUBSIDIARIES

TABLE ONE – QUARTERLY RESULTS

(UNAUDITED)

	Three months ended September 30,				Nine months ended September 30,
($ in thousands, except per share data)	2018	2017	$ Change	% Change	2018	2017	$ Change	% Change
Revenue:
GES:
U.S.	$191,699	$184,761	$6,938	3.8%	$636,806	$684,003	$(47,197)	-6.9%
International	56,890	54,040	2,850	5.3%	204,505	203,222	1,283	0.6%
Intersegment eliminations	(2,479)	(6,682)	4,203	62.9%	(12,173)	(17,126)	4,953	28.9%
Total GES	246,110	232,119	13,991	6.0%	829,138	870,099	(40,961)	-4.7%
Pursuit	112,053	106,980	5,073	4.7%	170,130	159,581	10,549	6.6%
Total revenue	$358,163	$339,099	$19,064	5.6%	$999,268	$1,029,680	$(30,412)	-3.0%

Segment operating income (loss):
GES:
U.S.	$2,287	$(2,664)	$4,951	**	$21,569	$40,002	$(18,433)	-46.1%
International	(1,127)	(2,858)	1,731	60.6%	9,176	8,524	652	7.6%
Total GES	1,160	(5,522)	6,682	**	30,745	48,526	(17,781)	-36.6%
Pursuit	55,408	53,860	1,548	2.9%	53,770	53,523	247	0.5%
Segment operating income	56,568	48,338	8,230	17.0%	84,515	102,049	(17,534)	-17.2%
Corporate eliminations	18	18	—	0.0%	51	50	1	2.0%
Corporate activities (Note A)	(3,777)	(4,425)	648	14.6%	(8,529)	(9,886)	1,357	13.7%
Restructuring charges	(175)	(255)	80	31.4%	(999)	(817)	(182)	-22.3%
Impairment recoveries (Note B)	—	24,467	(24,467)	-100.0%	35	29,098	(29,063)	-99.9%
Other expense (Note C)	(527)	(248)	(279)	**	(1,308)	(922)	(386)	-41.9%
Net interest expense	(2,507)	(2,043)	(464)	-22.7%	(6,793)	(6,107)	(686)	-11.2%
Income from continuing operations before income taxes	49,600	65,852	(16,252)	-24.7%	66,972	113,465	(46,493)	-41.0%
Income tax expense (Note D)	(10,806)	(20,010)	9,204	46.0%	(15,282)	(32,929)	17,647	53.6%
Income from continuing operations	38,794	45,842	(7,048)	-15.4%	51,690	80,536	(28,846)	-35.8%
Income (loss) from discontinued operations (Note E)	(246)	(101)	(145)	**	403	(408)	811	**
Net income	38,548	45,741	(7,193)	-15.7%	52,093	80,128	(28,035)	-35.0%
Net income attributable to noncontrolling interest	(1,287)	(1,084)	(203)	-18.7%	(890)	(747)	(143)	-19.1%
Net loss attributable to redeemable noncontrolling interest	128	—	128	**	289	—	289	**
Net income attributable to Viad	$37,389	$44,657	$(7,268)	-16.3%	$51,492	$79,381	$(27,889)	-35.1%

Amounts Attributable to Viad Common Stockholders:
Income from continuing operations	$37,635	$44,758	$(7,123)	-15.9%	$51,089	$79,789	$(28,700)	-36.0%
Income (loss) from discontinued operations (Note E)	(246)	(101)	(145)	**	403	(408)	811	**
Net income	$37,389	$44,657	$(7,268)	-16.3%	$51,492	$79,381	$(27,889)	-35.1%

Diluted income per common share:
Income from continuing operations attributable to Viad common shareholders	$1.84	$2.19	$(0.35)	-16.0%	$2.49	$3.91	$(1.42)	-36.3%
Income (loss) from discontinued operations attributable to Viad common shareholders	(0.01)	—	(0.01)	**	0.02	(0.02)	0.04	**
Net income attributable to Viad common shareholders	$1.83	$2.19	$(0.36)	-16.4%	$2.51	$3.89	$(1.38)	-35.5%

Basic income per common share:
Income from continuing operations attributable to Viad common shareholders	$1.85	$2.19	$(0.34)	-15.5%	$2.50	$3.91	$(1.41)	-36.1%
Income (loss) from discontinued operations attributable to Viad common shareholders	(0.01)	—	(0.01)	**	0.02	(0.02)	0.04	**
Net income attributable to Viad common shareholders (Note F)	$1.84	$2.19	$(0.35)	-16.0%	$2.52	$3.89	$(1.37)	-35.2%

Common shares treated as outstanding for income per share calculations:
Weighted-average outstanding common shares	20,145	20,166	(21)	-0.1%	20,187	20,130	57	0.3%
Weighted-average outstanding and potentially dilutive common shares	20,387	20,436	(49)	-0.2%	20,427	20,382	45	0.2%

** Change is greater than +/- 100 percent

VIAD CORP AND SUBSIDIARIES

TABLE ONE – NOTES TO QUARTERLY RESULTS

(UNAUDITED)

(A)

Corporate Activities — The decrease in corporate activities expense for the three and nine months ended September 30, 2018 relative to 2017 was primarily due to a decrease in performance-based compensation expense.

(B)

Impairment Recoveries — The impairment recoveries recorded during the three and nine months ended September 30, 2017 were related to insurance proceeds received as a partial settlement for fire damage to our Mount Royal Hotel.

(C)

Other Expense — On January 1, 2018, we adopted ASU 2017-07, which requires retrospective adoption. As a result, we recorded the nonservice cost component of net periodic benefit cost within other expense for the three and nine months ended September 30, 2018, and we reclassified $0.2 million and $0.9 million from operating expenses to other expense for the three and nine months ended September 30, 2017, respectively, to conform to current period presentation.

(D)

Income Taxes — Income taxes went from an effective rate of 29% for the nine months ended September 30, 2017 to an effective rate of 23% for the nine months ended September 30, 2018. The decrease in the effective rate for 2018 was primarily due to a $3.1 million benefit related to reductions in our estimated repatriation tax and the re-measurement of our deferred tax assets, as well as the lower federal tax rate due to Tax Reform, partially offset by increased non-deductible expenses, a higher effective state tax rate and our mix of domestic versus foreign income, which is taxed at higher rates.

(E)

Income (Loss) from Discontinued Operations — The income from discontinued operations for the nine months ended September 30, 2018 was primarily related to a favorable legal settlement related to previously sold operations.  The loss from discontinued operations for the nine months ended September 30, 2017 was primarily related to legal expenses associated with previously sold operations, offset in part by a reduction in an uncertain tax position due to the lapse of statute.

(F)	Income per Common Share — Following is a reconciliation of net income attributable to Viad to net income allocated to Viad common shareholders:
	Three months ended September 30,				Nine months ended September 30,
($ in thousands, except per share data)	2018	2017	$ Change	% Change	2018	2017	$ Change	% Change
Net income attributable to Viad	$37,389	$44,657	$(7,268)	-16.3%	$51,492	$79,381	$(27,889)	-35.1%
Less: Allocation to nonvested shares	(338)	(539)	201	37.3%	(493)	(993)	500	50.4%
Adjustment to the redemption value of redeemable noncontrolling interest	(84)	—	(84)	**	(174)	—	(174)	**
Net income allocated to Viad common shareholders	$36,967	$44,118	$(7,151)	-16.2%	$50,825	$78,388	$(27,563)	-35.2%

Weighted-average outstanding common shares	20,145	20,166	(21)	-0.1%	20,187	20,130	57	0.3%

Basic income per common share attributable to Viad common shareholders	$1.84	$2.19	$(0.35)	-16.0%	$2.52	$3.89	$(1.37)	-35.2%

** Change is greater than +/- 100 percent

VIAD CORP AND SUBSIDIARIES

TABLE TWO – NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

IMPORTANT DISCLOSURES REGARDING NON-GAAP FINANCIAL MEASURES

This document includes the presentation of “Income/(Loss) Before Other Items”, “Adjusted EBITDA”, “Adjusted Segment EBITDA” and “Adjusted Segment Operating Income/(Loss)”, which are supplemental to results presented under accounting principles generally accepted in the United States of America (“GAAP”) and may not be comparable to similarly titled measures presented by other companies.  These non-GAAP measures are utilized by management to facilitate period-to-period comparisons and analysis of Viad’s operating performance and should be considered in addition to, but not as substitutes for, other similar measures reported in accordance with GAAP.  The use of these non-GAAP financial measures is limited, compared to the GAAP measure of net income attributable to Viad, because they do not consider a variety of items affecting Viad’s consolidated financial performance as reconciled below.  Because these non-GAAP measures do not consider all items affecting Viad’s consolidated financial performance, a user of Viad’s financial information should consider net income attributable to Viad as an important measure of financial performance because it provides a more complete measure of the Company’s performance.

Income/(Loss) Before Other Items and Adjusted Segment Operating Income/(Loss) are considered useful operating metrics, in addition to net income attributable to Viad, as potential variations arising from non-operational expenses/income are eliminated, thus resulting in additional measures considered to be indicative of Viad’s performance. Management believes that the presentation of Adjusted EBITDA and Adjusted Segment EBITDA provide useful information to investors regarding Viad’s results of operations for trending, analyzing and benchmarking the performance and value of Viad’s business.  Management also believes that the presentation of Adjusted Segment EBITDA for acquisitions and other major capital projects enables investors to assess how effectively management is investing capital into major corporate development projects, both from a valuation and return perspective.

	Three months ended September 30,				Nine months ended September 30,
($ in thousands)	2018	2017	$ Change	% Change	2018	2017	$ Change	% Change
Income before other items:
Net income attributable to Viad	$37,389	$44,657	$(7,268)	-16.3%	$51,492	$79,381	$(27,889)	-35.1%
(Income) loss from discontinued operations attributable to Viad	246	101	145	**	(403)	408	(811)	**
Income from continuing operations attributable to Viad	37,635	44,758	(7,123)	-15.9%	51,089	79,789	(28,700)	-36.0%
Restructuring charges, pre-tax	175	255	(80)	-31.4%	999	817	182	22.3%
Impairment recoveries, pre-tax	—	(24,467)	24,467	-100.0%	(35)	(29,098)	29,063	99.9%
Acquisition-related costs and other non-recurring expenses, pre-tax (Note A)	649	109	540	**	1,470	1,058	412	38.9%
Tax expense (benefit) on above items	(188)	6,601	(6,789)	**	(552)	7,465	(8,017)	**
Adjustment related to Tax Reform	(3,109)	—	(3,109)	**	(3,109)	—	(3,109)	**
Favorable tax matters	—	—	—	**	—	(1,198)	1,198	-100.0%
Net income attributable to FlyOver Iceland noncontrolling interest	(128)	—	(128)	**	(289)	—	(289)	**
Income before other items	$35,034	$27,256	$7,778	28.5%	$49,573	$58,833	$(9,260)	-15.7%

(per diluted share)
Income before other items:
Net income attributable to Viad	$1.83	$2.19	$(0.36)	-16.4%	$2.51	$3.89	$(1.38)	-35.5%
(Income) loss from discontinued operations attributable to Viad	0.01	—	0.01	**	(0.02)	0.02	(0.04)	**
Income from continuing operations attributable to Viad	1.84	2.19	(0.35)	-16.0%	2.49	3.91	(1.42)	-36.3%
Restructuring charges, pre-tax	0.01	0.01	—	0.0%	0.05	0.04	0.01	25.0%
Impairment recoveries, pre-tax	—	(1.20)	1.20	-100.0%	—	(1.43)	1.43	-100.0%
Acquisition-related costs and other non-recurring expenses, pre-tax (Note A)	0.03	0.01	0.02	**	0.07	0.05	0.02	40.0%
Tax expense (benefit) on above items	—	0.32	(0.32)	-100.0%	(0.02)	0.38	(0.40)	**
Adjustment related to Tax Reform	(0.15)	—	(0.15)	**	(0.15)	—	(0.15)	**
Favorable tax matters	—	—	—	**	—	(0.06)	0.06	-100.0%
Net income attributable to FlyOver Iceland noncontrolling interest	(0.01)	—	(0.01)	**	(0.01)	—	(0.01)	**
Income before other items	$1.72	$1.33	$0.39	29.3%	$2.43	$2.89	$(0.46)	-15.9%

($ in thousands)
Adjusted EBITDA:
Net income attributable to Viad	$37,389	$44,657	$(7,268)	-16.3%	$51,492	$79,381	$(27,889)	-35.1%
(Income) loss from discontinued operations attributable to Viad	246	101	145	**	(403)	408	(811)	**
Impairment recoveries, pre-tax	—	(24,467)	24,467	-100.0%	(35)	(29,098)	29,063	99.9%
Interest expense	2,608	2,117	491	23.2%	7,031	6,281	750	11.9%
Income tax expense	10,806	20,010	(9,204)	-46.0%	15,282	32,929	(17,647)	-53.6%
Depreciation and amortization	16,186	15,833	353	2.2%	44,364	42,499	1,865	4.4%
Other noncontrolling interest	(533)	(739)	206	27.9%	(515)	(697)	182	26.1%
Adjusted EBITDA	$66,702	$57,512	$9,190	16.0%	$117,216	$131,703	$(14,487)	-11.0%

** Change is greater than +/- 100 percent

VIAD CORP AND SUBSIDIARIES

TABLE TWO – NON-GAAP FINANCIAL MEASURES (CONTINUED)

(UNAUDITED)

(A)	Acquisition-related costs and other non-recurring expenses include:
	Three months ended September 30,				Nine months ended September 30,
	2018	2017	$ Change	% Change	2018	2017	$ Change	% Change
Acquisition integration costs - GES[1]	$25	$20	$5	25.0%	$155	$115	$40	34.8%
Acquisition integration costs - Pursuit[1]	—	5	(5)	-100.0%	—	172	(172)	-100.0%
Acquisition transaction-related costs - Pursuit[1]	29	—	29	**	97	188	(91)	-48.4%
Acquisition transaction-related costs - Corporate[2]	244	84	160	**	430	583	(153)	-26.2%
FlyOver Iceland start-up costs[1]	351	—	351	**	788	—	788	**
Acquisition-related and other non-recurring expenses, pre-tax	$649	$109	$540	**	$1,470	$1,058	$412	38.9%

1 Included in segment operating income (loss)

2 Included in corporate activities

** Change is greater than +/- 100 percent

VIAD CORP AND SUBSIDIARIES

TABLE TWO – NON-GAAP FINANCIAL MEASURES (CONTINUED)

(UNAUDITED)

Organic - The term “organic” is used within this document to refer to results without the impact of exchange rate variances and acquisitions, if any, until such acquisitions are included in the entirety of both comparable periods.  The impact of exchange rate variances (or “FX Impact”) is calculated as the difference between current period activity translated at the current period’s exchange rates and the comparable prior period’s exchange rates.  Management believes that the presentation of “organic” results permits investors to better understand Viad’s performance without the effects of exchange rate variances or acquisitions.

	Three months ended September 30, 2018				Three months ended September 30, 2017
($ in thousands)	As Reported	Acquisitions (Note A)	FX Impact	Organic	As Reported	Acquisitions (Note A)	Organic
Viad Consolidated:
Revenue	$358,163	$—	$(3,368)	$361,531	$339,099	$—	$339,099
Net income attributable to Viad	$37,389				$44,657
Net income attributable to noncontrolling interest	1,287				1,084
Net loss attributable to redeemable noncontrolling interest	(128)				—
Loss from discontinued operations	246				101
Income tax expense	10,806				20,010
Net interest expense	2,507				2,043
Other expense	527				248
Impairment recoveries	—				(24,467)
Restructuring charges	175				255
Corporate activities expense	3,777				4,425
Corporate eliminations	(18)				(18)
Segment operating income (loss)	$56,568	$(351)	$(1,545)	$58,464	$48,338	$—	$48,338
FlyOver Iceland start-up costs	351	351	—	—	—	—	—
Integration costs	25	—	—	25	25	—	25
Acquisition transaction-related costs	29	—	(1)	30	—	—	—
Adjusted segment operating income	56,973	—	(1,546)	58,519	48,363	—	48,363
Segment depreciation	13,233	—	(168)	13,401	12,485	—	12,485
Segment amortization	2,896	—	(22)	2,918	3,301	—	3,301
Adjusted Segment EBITDA	$73,102	$—	$(1,736)	$74,838	$64,149	$—	$64,149
Adjusted segment operating margin	15.9%		45.9%	16.2%	14.3%		14.3%
Adjusted segment EBITDA margin	20.4%		51.5%	20.7%	18.9%		18.9%

GES:
Revenue	$246,110	$—	$(676)	$246,786	$232,119	$—	$232,119
Segment operating income (loss)	$1,160	$—	$(53)	$1,213	$(5,522)	$—	$(5,522)
Integration costs	25	—	—	25	20	—	20
Adjusted segment operating income (loss)	1,185	—	(53)	1,238	(5,502)	—	(5,502)
Depreciation	7,077	—	(18)	7,095	6,691	—	6,691
Amortization	2,354	—	(1)	2,355	2,715	—	2,715
Adjusted Segment EBITDA	$10,616	$—	$(72)	$10,688	$3,904	$—	$3,904
Adjusted segment operating margin	0.5%		7.8%	0.5%	-2.4%		-2.4%
Adjusted segment EBITDA margin	4.3%		10.7%	4.3%	1.7%		1.7%

GES U.S.:
Revenue	$191,699	$—	$—	$191,699	$184,761	$—	$184,761
Segment operating income (loss)	$2,287	$—	$—	$2,287	$(2,664)	$—	$(2,664)
Integration costs	25	—	—	25	9	—	9
Adjusted segment operating income (loss)	2,312	—	—	2,312	(2,655)	—	(2,655)
Depreciation	5,304	—	—	5,304	5,037	—	5,037
Amortization	2,060	—	—	2,060	2,276	—	2,276
Adjusted Segment EBITDA	$9,676	$—	$—	$9,676	$4,658	$—	$4,658
Adjusted segment operating margin	1.2%			1.2%	-1.4%		-1.4%
Adjusted segment EBITDA margin	5.0%			5.0%	2.5%		2.5%

VIAD CORP AND SUBSIDIARIES

TABLE TWO – NON-GAAP FINANCIAL MEASURES (CONTINUED)

(UNAUDITED)

	Three months ended September 30, 2018				Three months ended September 30, 2017
($ in thousands)	As Reported	Acquisitions (Note A)	FX Impact	Organic	As Reported	Acquisitions (Note A)	Organic
GES International:
Revenue	$56,890	$—	$(676)	$57,566	$54,040	$—	$54,040
Segment operating loss	$(1,127)	$—	$(53)	$(1,074)	$(2,858)	$—	$(2,858)
Integration costs	—	—	—	—	11	—	11
Adjusted segment operating loss	(1,127)	—	(53)	(1,074)	(2,847)	—	(2,847)
Depreciation	1,773	—	(18)	1,791	1,654	—	1,654
Amortization	294	—	(1)	295	439	—	439
Adjusted Segment EBITDA	$940	$—	$(72)	$1,012	$(754)	$—	$(754)
Adjusted segment operating margin	-2.0%		7.8%	-1.9%	-5.3%		-5.3%
Adjusted segment EBITDA margin	1.7%		10.7%	1.8%	-1.4%		-1.4%

Pursuit:
Revenue	$112,053	$—	$(2,692)	$114,745	$106,980	$—	$106,980
Segment operating income (loss)	$55,408	$(351)	$(1,492)	$57,251	$53,860	$—	$53,860
Integration costs	—	—	—	—	5	—	5
Acquisition transaction-related costs	29	—	(1)	30	—	—	—
FlyOver Iceland start-up costs	351	351	—	—	—	—	—
Adjusted segment operating income	55,788	-	(1,493)	57,281	53,865	—	53,865
Depreciation	6,156	—	(150)	6,306	5,794	—	5,794
Amortization	542	—	(21)	563	586	—	586
Adjusted Segment EBITDA	$62,486	$—	$(1,664)	$64,150	$60,245	$—	$60,245
Adjusted segment operating margin	49.8%		55.5%	49.9%	50.4%		50.4%
Adjusted segment EBITDA margin	55.8%		61.8%	55.9%	56.3%		56.3%

(A)	Acquisitions include FlyOver Iceland (acquired November 2017) for Pursuit.

VIAD CORP AND SUBSIDIARIES

TABLE TWO – NON-GAAP FINANCIAL MEASURES (CONTINUED)

(UNAUDITED)

ADDITIONAL NON-GAAP FINANCIAL MEASURES

(per diluted share)	2017
Income (loss) before other items:	Q1	Q2	Q3	Q4	Full Year
Net income (loss) attributable to Viad	$0.33	$1.37	$2.19	$(1.07)	$2.83
(Income) loss from discontinued operations attributable to Viad	0.04	(0.02)	—	(0.01)	0.01
Income (loss) from continuing operations attributable to Viad	0.37	1.35	2.19	(1.08)	2.84
Restructuring charges, pre-tax	0.02	0.01	0.01	0.01	0.05
Impairment recoveries pre-tax	(0.12)	(0.11)	(1.20)	—	(1.43)
Acquisition-related costs and other non-recurring expenses, pre-tax	0.04	—	0.01	0.01	0.06
Tax expense on above items	0.02	0.03	0.32	—	0.37
Charge related to Tax Reform	—	—	—	0.80	0.79
Favorable tax matters	—	(0.06)	—	—	(0.06)
Income (loss) before other items	$0.33	$1.22	$1.33	$(0.26)	$2.62

	Q4 2017			FY 2017
Adjusted segment operating income (loss) and adjusted segment EBITDA:	GES	Pursuit	Viad	GES	Pursuit	Viad
Net income (loss) attributable to Viad			$(21,674)			$57,707
Net income (loss) attributable to noncontrolling interest			(224)			523
Net loss attributable to redeemable noncontrolling interest			(46)			(46)
(Income) loss from discontinued operations			(140)			268
Income tax expense			12,969			45,898
Net interest expense			1,878			7,985
Other expense, pre-tax			1,106			2,028
Impairment recoveries, pre-tax			—			(29,098)
Restructuring charges, pre-tax			187			1,004
Corporate activities expense			2,510			12,396
Corporate eliminations			(17)			(67)
Segment operating income (loss)	$2,205	$(5,656)	$(3,451)	$50,731	$47,867	$98,598
FlyOver Iceland start-up costs	—	125	125	—	125	125
Integration costs	46	2	48	161	174	335
Acquisition transaction-related costs	—	12	12	—	200	200
Adjusted segment operating income (loss)	2,251	(5,517)	(3,266)	50,892	48,366	99,258
Segment depreciation	6,830	2,938	9,768	26,444	16,065	42,509
Segment amortization	2,518	277	2,795	10,819	1,589	12,408
Adjusted segment EBITDA	$11,599	$(2,302)	$9,297	$88,155	$66,020	$154,175